August 17, 2010
Free Writing Prospectus
Filed Pursuant to Rule 433
Relating to the Preliminary Prospectus Supplement
dated August 17, 2010 to the Prospectus dated December 2, 2008
File No. 333-155884
APACHE CORPORATION
TERM SHEET
$1,500,000,000 5.100% Notes due 2040

Issuer:	Apache Corporation

Security Description:	5.100% Notes due 2040

Principal Amount:	$1,500,000,000

CUSIP / ISIN:	037411 AW5 / US037411AW56

Trade Date:	August 17, 2010

Expected Settlement Date:	August 20, 2010

Maturity:	September 1, 2040

Public Offering Price:	98.936% of principal amount

Proceeds to the Issuer, Before Expenses	$1,470,915,000

Coupon:	5.100% per year (payable semi-annually)

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2011

Benchmark Treasury:	4.375% due May 15, 2040

Benchmark Treasury Yield:	3.770%

Spread to Benchmark Treasury:	+140 basis points

Yield to Maturity:	5.170%

Redemption Provisions:	The notes will be redeemable, at the option of Apache Corporation, at any time, in whole or in part.

If the notes are redeemed before the date that is six months prior to the maturity date of the notes, the notes may be redeemed at a redemption price equal to the greater of:

(i) 100% of the principal amount; or

(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption, on a semi-annual basis, at the treasury rate plus 25 basis points;

plus, in each case, accrued and unpaid interest to the date of redemption.

If the notes are redeemed on or after the date that is six months prior to the maturity date of the notes, the notes may be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed.

Denominations:	$2,000 and integral multiples of $1,000

Long-Term Debt Ratings*:	A3 (Moody’s) † / A- (S&P) / A- (Fitch) †

Joint Book-Running Managers:	Banc of America Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	Mizuho Securities USA Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC

†	Current rating on negative watch.

*	Note: A security rating is not a recommendation to buy, sell or hold securities, it may be revised or withdrawn at any time by the assigning rating organization, and each rating presented should be evaluated independently of any other rating.
The Issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering. You may get these documents for free by visiting EDGAR on the SEC’s website at http://www.sec.gov. Alternatively, copies may be obtained from Banc of America Securities LLC, Prospectus Department, 100 West 33rd Street, New York, New York 10001, Tel: (800) 264-1322, E-mail: dg.prospectus_distribution@bofasecurities.com; Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone: (800) 831-9146 or by emailing batprospectusdept@citi.com; or BNP Paribas Securities Corp., 787 Seventh Avenue, New York, New York 10019, Attention: Credit Sales, telephone: 800-854-5674.
This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent it is inconsistent with the information in such preliminary prospectus supplement or the accompanying prospectus.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.